EXHIBIT 10.8

SERVICE AGREEMENT

This service agreement (the “Agreement”), made and entered into as of 28 December 2014 (the “Effective Date”), by and between:

Cardio3 Biosciences SA, with its principal place of business at Rue Edouard Belin 12, B-1435 Mon-Saint-Guibert, Belgium (“C3BS”), duly represented by Mr Patrick Jeanmart, Chief Finance Officer,

and

ViaNova SPRL, with its principal place of business at 1380 Lasne, Rue du Chêne au Corbeau 54, represented by Vincent Brichard, Managing Director (“CONSULTANT”),

Each a “Party”, and collectively the “Parties”.

The Agreement shall enter into force on the Effective Date.

WHEREAS

C3BS is developing novel cell therapies in cardiovascular and oncology fields. Within the scope of the research and development programs, C3BS shall select suitable consultant which will help C3BS developing its product pipeline towards commercialization.

C3BS desires to retain the services of CONSULTANT from the Effective Date of this Agreement.

The CONSULTANT holds expertise in the field of oncology in research and development, regulatory, medical affairs and central commercial programs.

The CONSULTANT is willing to be retained by C3BS on the terms and subject to the conditions set forth in this Agreement.

Now therefore, the Parties agree as follows:

Article 1 Services

1.1	Description of Services.

As of the Effective Date, and as requested by C3BS, CONSULTANT shall perform the services as set forth on Schedule 1 (the “Services”) within the Territory (as that term is defined in Section 2.2 below).

1.2	Performance of Services.

All Services shall be performed by CONSULTANT as per the Effective date.

Article 2 Definitions

2.1	Confidential Information.

Confidential Information is all information related to any aspect of the business of C3BS which Is either information not known by actual or potential competitors of C3BS or is proprietary information of C3BS, whether of a technical nature or otherwise. Confidential Information includes, without limitation, any inventions, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, computer programs, source codes, mask works, costs of production, prices or other financial data, volume of sales, promotional methods, marketing plans, lists of names or classes of customers or personnel, lists of suppliers, business plans, business opportunities, or financial statements.

2.2	Territory.

Territory means worldwide.

Article 3 Term, termination and stepdown

3.1	Term/Termination.

The term of this Agreement shall commence on the Effective Date and shall continue until twelve (12) months from the Effective Date (the “Expiry Date”). It is provided however, that either CONSULTANT or C3BS may terminate this Agreement by written notice to the other party, in accordance with Section 3.2, 3.3 or 3.4 below. After the Expiry Date, the parties may renew this Agreement by written mutual consent.

3.2	Termination by C3BS.

C3BS is entitled to terminate this Agreement at any time before the Expiry Date with three (3) months notice. C3BS is entitled to terminate this Agreement at any time before the Expiry Date without notice for any of the following reasons:

(i)	a fault, negligence or breach of contract by CONSULTANT and which CONSULTANT has not cured within fifteen (15) days of the notice sent by C3BS asking CONSULTANT to cure it,

(ii)	the inability of CONSULTANT to provide the Services for two (2) subsequent months no matter for what reason and including if this is due to a force majeure event, or

(iii)	in case of conflict of interest as described under article 5.1 hereunder.

3.3	Termination by CONSULTANT.

In the event CONSULTANT elects to terminate this Agreement prior to the Expiry Date, C3BS may request that CONSULTANT continue to provide the Services of the Designated Consultant for a one (1)-month period following CONSULTANT’S notice of its election to terminate this Agreement. If C3BS fails to request such a continuation of the Agreement, this Agreement shall terminate as of C3BS’s receipt of CONSULTANT’s written notice of termination, and C3BS’s obligations to pay CONSULTANT for further Services shall cease as of the time of termination.

3.4	Remaining Payments.

Within thirty (30) days after termination of this Agreement for any reason, CONSULTANT shall submit to C3BS an itemized invoice for any fees or expenses incurred in accordance with SCHEDULE 2 hereof and C3BS shall make payment to CONSULTANT within thirty (30) days after receipt of such itemized invoice, subject to verification by C3BS that such fees and expenses were reasonably incurred in furtherance of this Agreement.

3.5	Termination’s effect.

Upon termination of this Agreement for whatsoever cause, CONSULTANT and Its employees shall immediately stop providing the Services unless otherwise requested by C3BS, and they shall deliver to C3BS or any person designated by this latter all materials, documents, data or anything else which was provided by C3BS in connection with and for the purpose of the provision of the Services or which was developed by CONSULTANT and its employees in the performance of the Services.

Article 4 Compensation

4.1	Fees.

In consideration of the Services actually performed by CONSULTANT, CONSULTANT shall be entitled to compensation as more fully described on SCHEDULE 2 hereto. The same principle will apply for expenses supported by CONSULTANT on behalf of C3BS, Fees and expenses will be reported by consultants to C3BS based on timesheets and expenses notes on a monthly basis. Once approved, services and expenses will be paid with thirty (30) working days.

4.2	Taxes.

CONSULTANT acknowledges and agrees that any amount received under this Agreement is gross of any taxes/fees and levies of any nature whatsoever which may be Imposed by any authority with jurisdiction over any amounts received by CONSULTANT under this Agreement with the exception of Value Added Tax (VAT) “Taxe sur la Valeur Ajoutée (TVA)/ Belasting op Toegevoegde Waarde (BTW)” as required under Belgian legislation. CONSULTANT shall be solely responsible for the payment of any and all such other taxes, fees and levies.

Article 5 Independent contractor and other matters

5.1	Independent Contractor.

It is understood that CONSULTANT is being retained and has contracted with C3BS only for the purposes and to the extent set forth In this Agreement, and its relationship to C3BS and any of its subsidiary companies shall, during the period of the retainer and service, be that of an independent contractor, and CONSULTANT shall be free to render services to such other persons, firms, or corporations as CONSULTANT deems advisable so long as such services do not create a conflict of interest between C3BS and such other persons, firms, or corporations.

5.2	Conflicts.

In the event that a possible conflict of interest for the defined scope of SERVICES arises at any time during the term of the Agreement between the interests of C3BS and those of other clients of CONSULTANT, CONSULTANT agrees to notify C3BS thereof promptly. C3BS will have the right to decide whether CONSULTANT can or not be in such situation of conflict of interests, in case C3BS agrees CONSULTANT to be in such situation, C3BS’s decision will remain valid until the end of the current agreement. In case C3BS refuses CONSULTANT to be in such situation of conflict of interests, then C3BS will inform CONSULTANT and CONSULTANT will have a ten (10) working days period to take appropriate measures, after which C3BS will have the right to terminate the agreement with immediate effect and without liability nor payment of the Termination Compensation The fact that CONSULTANT has informal contacts with a third party that could result in a conflict of interest situation will not be taken Into account. However it is CONSULTANT’S responsibility to inform C3BS of any such tangible discussion.

5.3	CONSULTANT’s Employees and partners.

No person providing Services on behalf of CONSULTANT hereunder shall be considered under the provisions of this Agreement or otherwise, as having status as an employee of C3BS, nor shall they be entitled hereafter to participate in any plans, arrangements, or distributions by C3BS relating to any pension, deferred compensation, bonds, stock bonus, stock option, hospitalization, insurance, or other benefits extended to its employees since such individuals are employees of CONSULTANT, except as specifically provided for in this Agreement.

5.4	Labor law and insurance.

CONSULTANT shall at its sole cost and expenses take out and maintain insurance with an insurance company as will provide full and adequate protection against all claims of CONSULTANT’S personnel including those concerning on or off-the-job death, injuries or disabilities.

Article 6 Confidentiality and intellectual property

6.1	Confidentiality.

CONSULTANT, and all of its employees, shall, both during and subsequent to providing Services as described herein, keep all Confidential Information in confidence, including knowledge of C3BS’s projects and general activities and any information not publicly disclosed relating to C3BS’s business which CONSULTANT, its employees or subcontractors may acquire through Its consulting activities or otherwise, either before or during the term of this Agreement. CONSULTANT, its employees or its subcontractors, will not disclose such information in any manner without the express written permission of C3BS; title to all property Involved shall remain exclusively in C3BS. It is understood that this Agreement will not be deemed breached if disclosure occurs inadvertently during a collaborative scientific effort but CONSULTANT and any of its employees will use their best efforts to avoid such disclosure. Upon termination of Services, or upon request at any time, CONSULTANT shall account for and return to C3BS all papers containing any such Confidential Information/In addition, CONSULTANT and its employees shall not disclose or otherwise transfer to C3BS any confidential information of third party, which they may have acquired as a result of any previous or future employment or consulting relationship.

CONSULTANT represents on behalf of itself and each of its employees who will be rendering Services pursuant hereto, that its and their performance of all the terms of this Agreement and its retention as a consultant by C3BS does not and will not breach any agreement to keep In confidence confidential information acquired by CONSULTANT or such employees in confidence or in trust prior to its retention as a consultant by C3BS.

6.2	Ownership.

All materials, reports, data submitted to or developed for C3BS during the term of this Agreement and paid for by C3BS, will be our C3BS’s sole property. Therefore, C3BS shall have the right, without further payment over and above that set forth in SCHEDULE 2 ‘Fees’, forever to use and dispose fully any and all information disclosed or developed by CONSULTANT in the performance of the Services for C3BS. Any use of such materials, reports or data by CONSULTANT for any other purpose than the Services performance must then be approved in writing by C3BS in advance.

6.3	Inventions and discovery.

All rights to any discovery or invention conceived or conceived and reduced to practice in the direct performance of the Services conducted under the Agreement shall belong to C3BS. CONSULTANT and its employees agree to assign to C3BS, at Its request, the sole and exclusive ownership thereto, upon the payment of costs by C3BS, If any, incurred by CONSULTANT and its employees in the filing, prosecution, or maintenance of any patent application or patent issuing thereon. Such application, if any, shall be filed and prosecuted by C3BS. CONSULTANT and its employees shall promptly disclose to C3BS any invention or discovery arising under the Agreement.

Article 7 Conflict of interest and exclusivity

CONSULTANT confirms that he has advised C3BS in writing prior to the date of signing this Agreement of any relationship with third parties, including competitors of C3BS, which would present a conflict of interest with the rendering of the SERVICES, or which would prevent CONSULTANT from carrying out the terms of this Agreement or which would present a significant opportunity for the disclosure of confidential information. CONSULTANT will advise C3BS of any such relationships that arise during the term of this Agreement. C3BS will then have the option either to terminate this Agreement without further liability to CONSULTANT, except to pay for SERVICES actually rendered or to prevent CONSULTANT to enter is such relationship.

Article 8 Non Exclusivity and Exclusion of Advice for competing assets owned by third parties.

It is agreed that CONSULTANT, for the duration of this agreement, put his services not exclusively at the disposal of C3BS. This means that during the term of this Agreement, CONSULTANT can seek, accept or perform any services without the specific and written approval of C3BS. However, any consulting or other services or relationship with third parties for which the support of CONSULTANT is required and that would present conflict of interest with the rendering SERVICES for C3BS, should be reported to C3BS and will be handled as described in Article 7 ‘Conflict of interest’.

Article 9 Miscellaneous

9.1	Force Majeure.

No party shall not be liable to the other party for any failure or delay caused by events beyond control, including, without limitation, the other party’s failure to furnish necessary information; sabotage, failure, or delays in transportation or communication; failures or substitutions of equipment; labour disputes; accidents; fuel, raw materials, or equipment; or technical failures.

9.2	Governing Law.

This Agreement shall be governed and construed in all respects in accordance with the laws of Belgium as they apply to a contract entered into and performed in that Belgium.

9.3	Arbitration.

Any dispute or litigation relating to the existence, conclusion, validity, interpretation or performance of this Agreement shall be finally settled in accordance with the Commercial Arbitration Rules of Belgium then in effect, by one or more arbitrators appointed in accordance with these rules. The place of arbitration shall be Brussels, Belgium, and the language of the proceeding shall be French.

9.4	Waiver and Survival.

The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof. The provisions of Article 6 of this Agreement shall survive any termination of this Agreement for a period of one (1) year following the termination date.

9.5	Notices.

All notices and other communications under this Agreement shall be in writing. Unless and until CONSULTANT is notified in writing to the contrary, all notices, communications and documents directed to C3BS and related to the Agreement, if not delivered by hand, shall be mailed and addressed as follows:

ViaNova SPRL

Rue du Chêne au Corbeau 54

B-1380 Lasne

Unless and until CONSULTANT is notified in writing to the contrary, all notices, communications and documents intended for CONSULTANT and related to this Agreement, if not delivered by hand, shall be mailed and addressed as follows:

Cardio3 Biosciences SA

Rue Edouard Belin 12

B-1435 Mont Saint Guibert

Attention: Christian HOMSY

Notices and communications shall be mailed by registered or certified mail, return receipt requested, postage prepaid. Email with acknowledgment of receipt will be accepted by both parties. All notices related to this Agreement shall be deemed received upon delivery or, If mailed, within three (3) days after mailing in accordance with this section 9.5.

9.6	Name.

The term, C3BS, as used herein, shall include any subsidiary or affiliate or branch of C3BS. In performing its duties, CONSULTANT may request from C3BS the ability to utilize any trade names, trademarks or other branding marks or information of C3BS that might be helpful in completing the Services described in the schedule 1.

9.7	Assignment.

This Agreement shall be binding upon CONSULTANT, its successors and assigns, and shall inure to the benefit of C3BS, its successors and assigns.

9.8	Attorneys Fees.

If any party seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses of the prevailing party,

9.9	Counterparts.

This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

9.10	Sole Agreement and Enforcement.

This Agreement including all its Schedules, which are an integral part thereof, embodies the entire undertaking of the parties and there are no promises, terms, conditions or obligations oral or written other than those contained in this Agreement. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such portion shall be severed and all remaining portions shall continue in full force and effect.

IN WITNESS WHEREOF,

The parties have caused this Agreement to be executed by their duly authorized representatives.

Cardio3 Biosciences SA		ViaNova SPRL

By:	/s/ Christian Homsy	By:
Christian Homsy, Chief Executive Officer

Date:	30/01/2015	Date:

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SCHEDULE 1

DESCRIPTION OF THE SERVICES

The role of the CONSULTANT Is the one of a “Vice-President Immuno-Oncology” aimed at helping the CEO and the Board on the constructive challenge on both the projects content and the organizational aspects and the general performance to optimize the value of the assets. It is understood that the primary operational responsibilities will remain with the department heads, the CONSULTANT acting mostly as an advisor.

The Job description includes developing proposals in strategy, the development of entrepreneurial leadership, the scrutiny of performance in meeting agreed goals and objectives and the monitoring of the performance reports, assessing the integrity of information.

The scope of activities includes preclinical activities, clinical development plans, communication planning and preliminary commercial assessment of the assets.

The ultimate objective is to maximize the value of the company on a financial risk-based evaluation of the various assets in the field of immuno-oncology developed by C3BS, namely CAR T-cells expressing NKG2D or NKp30 or B7H6 target, or the T3 allogeneic program.

Note: the title may change as a transition to the Board of Directors may be contemplated with a scope of activities encompassing a broader view on all projects at C3BS.

SCHEDULE 2

FEES

1.	CONSULTANT will invoice C3BS on a monthly basis. The invoice will be supported by a detailed timesheet and CONSULTANT will only invoice the time spent on the project.

2.	Services rendered by CONSULTANT will be charged at a daily rate of 2.000 € or an hourly rate of 250€.

3.	These fees are valid through the Term of the agreement. At the beginning of each year thereafter, fees could be subject to adjustment by up to 3%, based on the rate of inflation.

4.	At signature of the Agreement, the CONSULTANT will be entitled to 10.000 warrants of C3BS, at the conditions set by the Board of Directors. A third of these warrants will be vested at the end of the first, second and third year of services initiation.

5.	Incentives: an incentive scheme, reflecting the optimization of the valuation of the assets will be determined by the CONSULTANT and C3BS within the month following the start of this agreement.

6.	Travel Expense Guidelines done exclusively for the related SERVICES:

a.	For flights, travel guidelines are to use flexible economy airfare rates (economy!) in Europe, and business rates to travel to the US or Asia. For train transportation, business fares will apply.

b.	Use of Consultant vehicle will be compensated at €0,3461 per kilometre. This does not apply to Belgium, where the use of CONSULTANT vehicle will not be compensated.

7.	CONSULTANT will provide C3BS, not later than ten (10) working days after month end, with an invoice, including actual monthly fees calculation and actual variable expenses incurred during the previous month. All variable expenses will be supported by appropriate invoices or receipts, as appropriate. C3BS shall initiate payment immediately upon receipt of physical invoice and in all cases not later than thirty (30) working days. C3BS can withhold the total payment of the invoice in the case a part of the invoice is unclear or needs further investigation. C3BS shall notify CONSULTANT not later than 5 days upon receipt of an unclear invoice by e-mail to Director Finance giving details of the information requiring clarification.

8.	All expenses higher than 500€ (Five hundred Euro) are subject to prior approval by the head of department concerned within C3BS.

9.	In addition to the amounts described above, C3BS shall reimburse CONSULTANT for its actual direct and documented costs in carrying out its obligations pursuant to this Agreement.